Exhibit 99

May 2, 2005

Dear Shareholder:

     We have enclosed your dividend of $ .28 per share, which is an increase from the $ .27 per share paid May 1, 2004.

     Preliminary earnings for the first quarter of 2005 were $ .28 per share, a $ .05 increase over the first quarter 2004 earnings of $ .23 per share. Those earnings include the first full quarter of operations of First Citizens Bank, which was created by the merger of Farmers State Bank and First National Bank of Shelby.

     We are encouraged by positive improvements in net interest margins and are making progress in restructuring the consumer and mortgage operations. We are also continuing work to take advantage of our size to improve operational efficiencies.

     Your comments and questions are welcomed.

Very truly yours,

/s/ David A. Voight
David A. Voight
President & CEO